Exhibit 99.1

Investor Contact:	Brett Ellis
(866) 377-3747
bellis@fairpoint.com

Media Contact:	Rose Cummings
(704) 602-7304
rcummings@fairpoint.com

MAINE’S PUBLIC UTILITIES COMMISSION APPROVES AMENDED AGREEMENT

FairPoint moves closer to acquisition of Verizon’s wireline business in Maine

CHARLOTTE, N.C. (January 4, 2008) – FairPoint Communications, Inc. (NYSE: FRP) today announced the Maine Public Utilities Commission (PUC) voted to approve an amended stipulation recommending the approval of the merger agreement between FairPoint and Verizon, with a few additional provisions. In addition to FairPoint, the amended stipulation was signed by Verizon New England Inc., the Advocacy Staff of the Maine PUC, the Office of the Public Advocate in Maine, Cornerstone Communications, LLC, Biddeford Internet Corp
d/b/a Great Works Internet, Oxford Networks and the American Association of Retired Persons (with respect to certain aspects of the amended stipulation).

This was a major hurdle in Maine and the Maine PUC is expected to issue an order officially approving the transaction following deliberations on any remaining issues not covered in the amended stipulation agreement as modified.

FairPoint’s acquisition of Verizon’s wireline operations in Maine is part of a larger, previously announced transaction in which FairPoint would also acquire Verizon’s wireline operations in New Hampshire and Vermont.

Commenting on the PUC’s decision, Gene Johnson, FairPoint’s chairman and CEO, stated, “The PUC’s decision clearly demonstrates the Maine PUC has confidence in FairPoint’s ability and desire to provide essential telecommunications and broadband services to the residents and businesses in Maine. We accept the conditions set forth in the negotiated agreement and we believe we can meet those conditions.”

Johnson continued, “The PUC’s decision will also allow FairPoint to make good on its commitment to create 280 new positions throughout Maine.  We look forward to receiving approval from the New Hampshire Public Utilities Commission, the Vermont Public Service Board and the Federal Communications Commission and we remain committed to closing this transaction in a timely manner.”

Several key conditions approved by the Maine PUC and most of which were noted in the December 21 amended settlement agreement include the following:

▪
High-Speed Internet Availability: FairPoint commits to expand its broadband initiative currently on record in Maine with a five-year, $40 million investment. This, combined with the previously announced estimated $17.55 million investment, is expected to allow FairPoint to achieve a 90 percent broadband addressability rate within a five-year period.

-more-

▪
Financial Strength: As part of the settlement, Verizon will provide at or before closing a contribution to the working capital of the Verizon subsidiary merging into FairPoint. That contribution will increase working capital by $235.5 million in addition to the amount specified for working capital in the current distribution agreement. FairPoint will use this additional contribution from Verizon to reduce debt resulting from the transaction and to facilitate investment in infrastructure and improved services.

FairPoint has agreed to accept a condition requiring a reduction in the anticipated post-merger dividend rate of 35 percent, beginning with the first full quarterly dividend to be paid after the merger closing date. The company would not be allowed to increase its dividend until certain financial conditions are met. FairPoint will be required to deploy the approximately $49.7 million resulting from this dividend reduction annually to permanently reduce the amount of debt incurred as part of the transaction. Additionally, FairPoint agreed that if it did not reach a debt-to-EBITDA ratio below 3.6 by December 31, 2011, then it will reduce debt by $150 million by December 31, 2012.

▪
Employee Matters: FairPoint previously agreed to honor existing collective bargaining agreements with respect to matters that are within FairPoint’s control and is willing to extend such agreements on generally the same conditions in the current agreements for a period of at least two years.

In addition to receipt of a final order by the Maine PUC, completion of the transaction between FairPoint and Verizon is also conditioned upon receipt of approval from the New Hampshire Public Utilities Commission, the Vermont Public Service Board and the Federal Communications Commission.

About FairPoint
FairPoint Communications, Inc. is an industry leading provider of communications services to rural and small urban communities across the country. Today, FairPoint owns and operates 30 local exchange companies in 18 states offering advanced communications with a personal touch including local and long distance voice, data, Internet, video and broadband services. FairPoint is traded on the New York Stock Exchange under the symbol FRP.  Learn more at www.fairpoint.com.

This press release may contain forward-looking statements by FairPoint that are not based on historical fact, including, without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions and statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint’s filings with the Securities and Exchange Commission ("SEC"), including, without limitation, the risks described in FairPoint’s most recent Annual Report on Form 10-K on file with the SEC.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements.  All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information.  Source: FairPoint Communications, Inc., www.fairpoint.com.

FairPoint has filed, and the SEC has declared effective, a registration statement in connection with the proposed merger.  FairPoint urges investors to read this document and other materials filed and to be filed by FairPoint relating to the proposed merger because they contain and will contain important information.  Investors can obtain copies of the registration statement, as well as other filed documents containing information about FairPoint and the proposed merger, at www.sec.gov, the SEC’s website. Investors may also obtain free copies of these documents and FairPoint’s other SEC filings at www.fairpoint.com under the Investor Relations section, or by written request to FairPoint

Communications, Inc., 521 E. Morehead Street, Suite 250, Charlotte, NC 28202, Attention: Investor Relations.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

# # #